UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUSTIN GOLD CORP.

(Exact name of registrant as specified in its charter)

British Columbia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 West Hastings Street, 9th Floor

Vancouver, British Columbia, Canada V6C 0C3

(Address of principal executive offices)(Zip Code)

AUSTIN GOLD Corp. 2023 STOCK Incentive plan

(Full title of the plans)

Registered Agent Solutions, Inc.

4625 West Nevso Drive, Suite 2

Las Vegas, NV 89103

(Name and Address of Agent for Service)

(888) 705-7274

(Telephone Number, including area code, of agent for service)

(Address, including zip code, and telephone number,

1including area code, of agent for service)

Copies to:

Jason K Brenkert, Esq.

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, Colorado 80202

Telephone: (303) 352-1133

Fax Number: (303) 629-3450

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 registers the offer and sale of common shares of Austin Gold Corp. (the "Registrant") pursuant to the Registrant’s 2023 Stock Incentive Plan.

PART I.      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*	The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II.      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are hereby incorporated in this registration statement by reference:

(a)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2022 filed with the Commission on March 29, 2023;

(b)	Exhibits 99.1 and 99.2 to the Registrant’s Foreign Report on Form 6-K filed with the Commission on May 10, 2023, including the Registrant’s condensed interim consolidated statements of financial position as at March 31, 2023 and the condensed interim consolidated statements of loss and comprehensive loss, cash flows and changes in shareholders’ equity for the three months ended March 31, 2023 and 2022 and management’s discussion and analysis for the three months ending March 31, 2023 and 2022;

(c)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2022; and

(d)	The description of the Registrant’s common stock contained in the Registrant's registration statement on Form 8-A (File No. 001-41373), filed with the Commission on May 3, 2022, including any amendments or reports filed for the purposes of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this registration statement, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Robert Hatch, the consulting geologist to the Company who is the qualified person under subpart 1300 of Regulation S-K that reviewed certain of the Company’s mineral property disclosure contained in documents that are incorporated herein by reference, currently has 33,333 options exercisable at Cdn$3.00 per share, 76,667 options at $0.9161 per share and is eligible for option grants under the 2023 Stock Incentive Plan.

Item 6. Indemnification of Directors and Officers.

Under the Business Corporations Act (British Columbia) (the “BCBCA”) the Registrant may indemnify a director or officer, a former director or officer, or an individual who acts or acted as a director or officer of an affiliate of the Registrant, or at the Registrant’s request as a director or officer (or in a similar capacity) of another corporation or other entity, against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, any legal proceeding or investigative action, whether current, threatened, pending or completed, in which such individual or any of his or her heirs and personal or other legal representatives is or may be joined as a party, or is or may be liable for in respect of a judgment, penalty or fine in, or expenses related to such legal proceeding or investigative action because of serving in such capacity (such legal proceeding or investigative action, an “Eligible Proceeding”), on condition that (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant or such other corporation or entity, and (ii) in the case of such a proceeding or investigative action other than a civil proceeding, the individual had reasonable grounds for believing that his or her conduct was lawful. The Registrant may, after the final disposition of such a legal proceeding or investigative action, pay all costs, charges and expenses, including legal and other fees, actually and reasonably incurred by such person described above in respect of such a legal proceeding or investigative action, providing such person complies with (i) and (ii) above. The Registrant may, as they are incurred in advance of the final disposition of such legal proceeding or investigative action, pay such costs, charges and expenses as they are actually and reasonably incurred by such person described above, provided it obtains a written undertaking that such person will repay the amounts advanced if it is ultimately determined that the individual did not comply with (i) and (ii) above. Under the BCBCA, an individual described above is entitled to indemnification from the Registrant in respect of such costs, charges and expenses actually and reasonably incurred after the final disposition of such legal proceeding or investigative action as a matter of right if the individual has not been reimbursed for such costs, charges and expenses and is wholly successful in the outcome of such legal proceeding or investigative action, or is substantially successful on the merits thereof, providing such individual complies with (i) and (ii) above. On application of the Registrant or an individual described above, the Supreme Court of British Columbia may do one or more of the following: (A) order the Registrant to indemnify a person described above in respect of any liability incurred by such person in respect of such a legal proceeding or investigative action, (B) order the Registrant to pay some or all of the expenses incurred by such individual in respect of such legal proceeding or investigative action, (C) order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant, (D) order the Registrant to pay some or all of the expenses actually and reasonably incurred by such person described above in obtaining such an order, and/or (E) make any other order that the Court considers appropriate.

The Articles of the Registrant provide that, subject to the BCBCA, the Registrant must indemnify a director or former director of the registrant, and such person’s heirs and legal personal representatives against all eligible penalties to which such person is or may be liable and must, after the final disposition of an Eligible Proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. In addition, the Articles of the Registrant provide that, subject to the BCBCA, the Registrant may indemnify any person.

The Registrant has entered into indemnification agreements with each of its senior officers and directors pursuant to which they are indemnified and held harmless substantially to the extent permitted by, and subject to the limitations of, the BCBCA.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Articles of the Registrant and the BCBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Notice of Articles (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 as filed with the Commission on October 21, 2021, File No. 333-260404)

4.2	Amended Articles (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form S-1 as filed with the Commission on April 22, 2022, File No. 333-260404)

4.3	2023 Stock Incentive Plan, effective May 10, 2023

5.1	Opinion of DuMoulin Black LLP

23.1	Consent of DuMoulin Black LLP (included in Exhibit 5.1)

23.2	Consent of Manning Elliott LLP

23.3	Consent of Barbara Carroll

23.4	Consent of Robert Hatch

24.1	Power of Attorney (included in signature page)

107	Filing Fee Table

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 30th day of June, 2023.

AUSTIN GOLD CORP.

/s/Dennis L. Higgs
Name:	Dennis L. Higgs
Title:	President and Director
(Principal Executive Officer)

/s/Grant Bond
Name:	Grant Bond
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Power of Attorney

Each person whose signature appears below constitutes and appoints Dennis L. Higgs and Grant Bond as his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Dennis L. Higgs	President and Director	June 30, 2023
Dennis L. Higgs	(Principal Executive Officer)

/s/Grant Bond	Chief Financial Officer	June 30, 2023
Grant Bond	(Principal Financial and Accounting Officer)

/s/Joseph J. Ovsenek	Chairman and Director	June 30, 2023
Joseph J. Ovsenek

/s/Kenneth C. McNaughton	Vice President, Exploration and Director	June 30, 2023
Kenneth C. McNaughton

/s/Barbara A. Filas	Director	June 30, 2023
Barbara A. Filas

/s/Benjamin Leboe	Director	June 30, 2023
Benjamin Leboe

/s/Tom Yip	Director	June 30, 2023
Tom Yip

/s/Guillermo Lozano-Chavez	Director	June 30, 2023
Guillermo Lozano-Chavez